Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-161169) pertaining to the 1997 Equity Participation Plan, the 2002 Equity Participation Plan, the IPC The Hospitalist Company, Inc. 2007 Equity Participation Plan and the IPC The Hospitalist Company, Inc. Employee Stock Purchase Plan of our reports dated February 22, 2010, with respect to the consolidated financial statements and schedule of IPC The Hospitalist Company, Inc. and the effectiveness of internal control over financial reporting of IPC The Hospitalist Company, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2009.

/s/    Ernst & Young LLP

Los Angeles, California

February 22, 2010